Balance: 909,199,782

All records

14. FICO-First Lien

FICO-First Lien	Total Balance	Avg LTV	Max LTV	% Full Doc	% Owner Occ	%IO	WAC	MARGIN	% Silent Second	% Fixed	wa CLTV of SS
<= 519	41634972	75.1	90	82.02	98.03	0	9.21	6.4	2.78	5.37	92.53
520 - 539	53902129	75.75	90	80.95	98.48	0	8.98	6.27	8.2	4.32	97.24
540 - 559	69247891	78.46	95	63.45	96.05	0	8.86	6.32	7.42	5.71	97.38
560 - 579	67127457	78.99	95	63.83	95.78	0.15	8.56	6.26	8.62	8.82	92.04
580 - 599	95866914	81.62	95	71.96	97.7	3.87	8.2	6.16	27.58	8	99.27
600 - 619	1.2E+08	82.39	95	68.29	95.29	7.94	7.83	6.15	29.16	14.16	99.52
620 - 639	1.3E+08	82.38	100	47.94	93.58	7.48	7.95	6.14	48.64	14.84	99.83
640 - 659	1.05E+08	82.73	100	48.3	89.14	9.2	7.63	6.14	41.21	23.87	99.75
660 - 679	65589989	83.6	100	47.02	88.88	5.23	7.62	6.13	45.45	24.61	99.8
680 - 699	46936121	83.11	100	41.15	81.58	10.29	7.64	6.14	48.55	22.43	99.88
700 - 719	25076010	83.68	100	36.64	79.3	3.66	7.36	6.09	38.18	33.06	99
720 - 739	19601475	82.43	100	34.63	78.12	7.73	7.85	6.11	50.37	17.43	99.74
740 - 759	12596320	81.16	100	24.28	79.16	10.92	7.49	6.16	57.02	22.2	100
760 - 779	6487275	80.15	95	19.56	58.43	18.91	7.97	6.15	56.85	16.59	100
780 - 799	3084762	81.32	95	45.52	59.02	5.94	7.71	6.15	19.26	22.63	100
800 >=	830753.2	64.43	80	65.13	65.13	0	7.23	6.3	34.87	65.13	100
Total:	8.62E+08	81.11	100	58.05	92.23	5.35	8.1	6.19	31.08	14.71	99.41

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free1-800-221-1037.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.  This free writing prospectus is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time.  The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure.  Any such assumptions are subject to change. The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you. Neither the issuer of the securities nor any of its affiliates prepared, provided, approved or verified any statistical or numerical information presented in this free writing prospectus, although that information maybe based in part on loan level data provided by the issuer or its affiliates.